Exhibit 10.1

LEASE AGREEMENT

This Lease Agreement (the “Lease”) is by and between MALONE 29 PITMAN ROAD PROPERTIES, LLC, a Vermont limited liability company with a place of business in Montpelier, Vermont (the “Landlord”) and NORTHERN POWER SYSTEMS, INC., a Delaware corporation with a place of business in Barre, Vermont (the “Tenant”).

Background

1.       Landlord is the owner of four (4) parcels of land located at 29 Pitman Road in Barre, Vermont as more particularly described in Exhibit A (the “Property”), on which is located a 115,000+/- square foot commercial building (“Landlord’s Building”).

2.       Landlord agrees to rent to Tenant and Tenant agrees to lease from Landlord a portion of Landlord’s Building, with appurtenances, subject to the terms and conditions set forth in this Lease.

N O W, T H E R E F O R E,

In consideration of the promises and the mutual covenants and agreements herein set forth, and in reliance on the representations and warranties contained herein, the parties hereby agree as follows:

Section 1. Lease of Premises. Landlord hereby leases and rents to Tenant, and Tenant hereby leases from Landlord a portion of Landlord’s Building, said premises consisting of approximately 61,600 gross square feet in Landlord’s Building as shown as the highlighted or shaded portions of Landlord’s Building on the Floor Plans attached hereto as Exhibit B (the “Premises” or “Leased Premises”).

The Premises include the right of Tenant, its agents, invitees, licensees, business visitors, and guests, in common with Landlord and others: (i) to cross and re-cross the driveways, parking lots, walkways and open lands for the purpose of ingress and egress from and to the Premises; (ii) to use in common with Landlord and other tenants on a first come, first served basis, the parking spaces on the Property; and (iii) to use the signage for the Landlord’s Building, subject to the requirements of applicable laws and ordinances and the specific provisions of Section 23 of this Lease. Landlord shall retain the right to relocate such parking area, driveways, walkways, and open land on the Property and to establish reasonable rules and regulations for their use, but no such relocation, rule or regulation will materially adversely affect Tenant’s ability to use and enjoy the Premises for the purposes hereinafter specified.

The Leased Premises are subject to: (i) all covenants, restrictions and easements of record provided none of the foregoing unreasonably limit the use of the Premises for Tenant’s intended use; and (ii) all zoning regulations, ordinances, building restrictions, regulations and permits of any municipal, county, state or federal department having jurisdiction over the Leased Premises.

Section 2. Term of Lease. The Premises are hereby leased to Tenant, subject to all of the terms and conditions herein contained, for a term (the “Term”) which shall commence on August 1, 2017 (the “Commencement Date”) and expire on the third (3rd) anniversary of the Commencement Date, or on July 31, 2020. Provided Tenant is not then in default under any of the terms or conditions of this Lease, all rent required to be paid by Tenant during the initial Term has been paid in full, and Landlord is not prohibited by applicable law from renewing or extending this Lease, Tenant shall have an option to renew or extend this Lease for one (1) renewal term of three (3) years on all of the same terms and conditions set forth herein, except for the amount of the Minimum Rent which is due as described herein and that upon the exercise of the renewal term, there shall be no further option to renew or extend. The option to renew must be exercised, if at all, by written notice no later than six (6) months before the expiration of the initial Term. The initial Term and the renewal Term are sometimes referred herein to collectively as the Term.

Section 3. Use of Premises. Tenant shall use and occupy the Premises for the manufacturing and development of wind turbines and associated components, together with other incidental office and warehouse uses, and for any other use permitted by law which may arise as essential to Tenant’s business. Unless specified above, Premises may not be used for any other purpose without the Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Tenant will operate the Premises and Tenant’s business in a manner consistent with the character and quality of the building within which the Premises are located. Tenant shall keep the area of the Premises in a neat, clean and safe condition. Tenant shall have 24-hour access to the Premises seven days a week; provided, however, that in occupying the Premises, Tenant shall not operate its business so as to overburden or exceed the capacity of the utility services installed in the building within which the Premises are located.

Section 4. Minimum Rent. During the Term, Tenant agrees to pay to Landlord, without demand or set off, in lawful money of the United States, at the address specified in Section 28, or at such other location as Landlord may hereafter designate in writing, Minimum Rent for the Leased Premises which shall be as follows:

Year	Minimum Rent ($/SF)	Monthly Minimum Rent	Annual Minimum Rent
1	$5.00	$25,666.67	$308,000.00
2	$5.125	$26,308.33	$315,700.00
3	$5.25	$26,966.04	$323,592.50

Each installment of Minimum Rent and Additional Rent (as hereinafter defined), shall be due and payable in advance, on the first day of each month. The first payment of Minimum Rent and Additional Rent shall be due and payable on or before the Commencement Date. Rent for any period of less than a full month shall be prorated.

The Minimum Rent and all other sums payable under this Lease shall be paid without notice, demand, counterclaim, set off, deduction, or defense and without abatement, suspension, diminution, or reduction, and the obligations and liabilities of Tenant under this Lease shall in no way be released, discharged or otherwise affected (except as otherwise expressly provided in this Lease herein) by reason of any occurrence whatsoever.

Section 5. Intentionally Deleted.

Section 6. Common Area Charges. Beginning on the Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s pro rata share of the common area maintenance charges for Landlord’s Building (“CAM”). Tenant’s pro rata share is 53.57% (i.e., 61,600 sq. ft. ÷ 115,000 sq. ft.). For the first year of the Lease, Tenant shall pay estimated CAM in the amount of:

Year	CAM ($/SF)	Monthly CAM	Annual CAM
1	$0.75	$3,850.00	$46,200.00

CAM includes all municipal charges and taxes assessed against the real estate upon which the Premises are located (including municipal and state-wide property tax assessments), insurance premiums for all insurance carried by the Landlord with respect to the real estate and the building within which the Premises are located, all common utility costs such as costs for lighting, electricity, water, sewer, gas and other utility expenses charged to Landlord and not separately metered to Tenant, all common maintenance costs, including maintenance of and snow removal from the parking lot and walkways, rubbish removal for the building (except that Tenant may be charged a reasonable surcharge for rubbish removal if its refuse exceeds the capacity allowed under the rubbish removal contract for Landlord’s Building), landscaping and lawn maintenance, parking lot maintenance, common signage, and all other costs reasonably incurred by the Landlord in connection therewith including a reasonable management fee, but excluding legal fees, brokerage fees, accounting fees, leasing costs or advertising costs relating to the leasing of additional spaces within Landlord’s Building and excluding any separately metered water, sewer or utility costs. For the convenience of the Landlord, CAM shall be paid in monthly installments due and payable at the time of the payment of Minimum Rent. For the second and third years of the Term, Landlord shall determine a reasonable estimate of the CAM and shall advise Tenant of the estimated amount of CAM and Tenant’s pro rata share of CAM. Not less frequently than once each year during the second and third years of the Term, Landlord shall compare the actual expense for CAM to the estimated expenses and shall provide Tenant with a statement indicating whether the estimated CAM was greater or less than the actual CAM. To the extent the actual CAM was less than the estimated CAM, Landlord will credit the excess against future CAM payments due from Tenant. To the extent actual CAM in year 1 of the Term exceeds the estimated CAM, Tenant shall pay the difference to Landlord within twenty (20) days of the date of the statement. Landlord will preserve the records of the actual CAM for inspection by Tenant for two (2) years from the date of the annual statement to which the receipts apply.

Section 7. Tenant’s Taxes. Tenant shall pay when due all taxes assessed against the Tenant on account of the Tenant’s personal property on the Premises, and Tenant’s use and occupancy of the Premises under this Lease. The term “when due” as used in this Lease means on or before the date Tenant will incur penalties for the failure to pay such taxes.

Section 8. Maintenance and Utilities. Except as otherwise noted herein, Landlord shall maintain and repair the Leased Premises and each and every part thereof and the facilities including common areas, mechanical systems, machinery and equipment (except as otherwise noted herein) therein contained at its own cost and expense. Tenant, beginning on the Commencement Date, shall pay all directly all charges for separately-metered water, sewer, gas, electricity, light, power, telephone and any other services used, rendered or supplied upon or in connection with the Leased Premises, including, without limitation, connection fees or costs charged for the supply of such services or the installation of Tenant’s meters, and Tenant shall indemnify and save harmless Landlord on such account.

Additionally, beginning on the Commencement Date, Tenant shall pay or cause to be paid, as Additional Rent, its prorated share of utilities (except as provided below), that are not separately metered but are provided to the Premises, including, without limitation, gas, , electric, telecommunication and IT services, and other service used, rendered or supplied upon or in connection with the said Premises and each and every part thereof and shall indemnify and save harmless Landlord on such account. Landlord shall not be responsible for the failure of water supply, gas, power, electric current, telephone or other service, or for any damage to property occasioned by the breakage, leakage or obstruction of any pipes or other leakage in or about the Leased Premises, unless caused by obsolescence and/or the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. If any essential services (such as HVAC, access, electricity, or water) are interrupted and such interruption does not result from Tenant’s negligence or willful misconduct, Tenant is entitled to an abatement of rent beginning on the later of (i) the fourth (4th) consecutive business day following such interruption, or (ii) the date when Tenant stops using the Leased Premises because of the interruption. If such interruption is not remedied within one hundred twenty (120) days from the date it commenced, then Tenant shall have the right to terminate this Lease. During any such interruption, Landlord shall use reasonable efforts to restore the services.

Landlord, at its sole cost and expense, shall provide heating and cooling to the Premises to maintain a year-round temperature of: (a) 72 degrees in office portions of the Premises; and (b) 68 degrees in non-office portions of the Premises.

Section 9. Casualty Insurance. Landlord will insure the building within which the Premises are located and all of Landlord’s personal property therein against loss by fire, in such amounts as Landlord may consider reasonable, by policies which shall include standard extended coverage endorsements. The cost of the premiums for such insurance shall be included in the CAM. Tenant shall be responsible for maintaining any and all insurance upon Tenant’s property in and upon the Leased Premises, by policies which shall name Landlord as an additional insured, as Landlord’s interests may appear, and Landlord shall not be held responsible for any damage thereto unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors. Neither Tenant nor Landlord, nor their respective agents, employees or guests, shall be liable to the others for any loss or damage to the Leased Premises by fire or any other cause within the scope of such fire and extended coverage insurance, it being understood that provided any such damage is covered by existing insurance policies, the parties shall look solely to the insurer for reimbursement for such loss or damage.

Section 10. Liability Insurance. Tenant, at Tenant’s own cost and expense, will maintain a policy or policies of liability insurance insuring Landlord and Tenant against all claims or demands for personal injuries to or death of any person, and damage to or destruction or loss of property, which may or may be claimed to have occurred on the Leased Premises or in the vicinity of the same. Such policies shall cover such risks and be in such amounts as Landlord from time to time may reasonably request, but in any event in an amount not less than Two Million Dollars and 00/100 ($2,000,000.00) for injury to or death of any one person or for damage to or destruction or loss of property. Tenant shall deliver to Landlord certificates of such insurance coverage upon demand by Landlord, which certificates shall name Landlord as an additional insured.

Section 11. Net Lease. It is understood and agreed that the Minimum Rent and Additional Rent to be paid to Landlord by Tenant hereunder shall be absolutely net to the Landlord, and this Lease shall be interpreted and construed to that effect.

Section 12. Alterations.

(a)	Except as hereinafter expressly provided, Tenant shall not make or permit to be made any alterations, additions, changes or improvements in or to the Leased Premises or any part thereof which would cost in excess of Twenty-Five Thousand Dollars ($25,000) without first obtaining the written consent of Landlord thereto (which consent Landlord agrees not to unreasonably withhold, condition or delay, provided Tenant has fully complied with each and every term, covenant and condition in this Lease and, with respect to such alterations, additions, changes or improvements, has provided Landlord with such liability insurance policies and/or surety bonds as Landlord may reasonably request). Notwithstanding the foregoing, Tenant shall not make or permit to be made any alterations, additions, changes or improvements in or to the structural components of the Leased Premises (regardless of cost) without first obtaining the written consent of Landlord, which otherwise shall be subject to the foregoing terms and conditions.

(b)	Before requesting Landlord’s consent, Tenant shall submit to Landlord detailed plans and specifications in duplicate of such proposed alterations, changes, additions or improvements, one of which copies may be retained by Landlord. Landlord shall be entitled to withhold its consent to any such alterations, additions, changes, or improvements, until such time as Tenant provides Landlord with reasonable evidence of the approval of such alterations, additions, changes or improvements by any and all municipal, state, federal or other governmental or other authorities, offices and departments now existing or hereafter created having jurisdiction over the Premises, and of the Board of Fire Underwriters or other like body, which approvals Tenant shall obtain at its own cost and expense.

(c)	Landlord, its architect, agents and employees, shall, upon reasonable notice, have the right to enter upon the Leased Premises in a reasonable manner and at all reasonable times during the course of any such alterations, additions, changes or improvements for the purpose of inspection and of finding out whether such work conforms to the approved plans and specifications and with the agreements herein contained.

(d)	Any and all alterations, additions, improvements and changes made by Tenant at any time and all governmental approvals therefor shall immediately be and become the property of Landlord without any payment therefor by Landlord; provided, however, that it is expressly understood and agreed that any trade fixtures or other fixtures added by Tenant (other than those which are required by the terms of this Lease to be provided by Tenant as a result of its obligation to repair or replace property furnished by Landlord) shall remain the property of Tenant and may be removed by Tenant, at Tenant’s expense, upon the expiration or earlier termination of this Lease, provided that any damage caused thereby is immediately repaired by Tenant.

(e)	Tenant, at its own cost and expense, will cause any and all mechanics’ liens and perfections of the same which may be filed against the Leased Premises to be paid and satisfied of record within thirty (30) days after Landlord shall send to Tenant written notice by registered mail of the filing of any notice thereof against the Premises or the owner, for or purporting to be for labor or materials alleged to be furnished or to be charged by or for Tenant at the Leased Premises, or will bond such mechanics’ liens within said thirty (30) day period and use its good faith efforts to have such liens discharged by an order of a court of competent jurisdiction as promptly as possible.

(f)	Any alterations, improvements or other work once begun must be prosecuted with reasonable diligence to completion and, subject to the provisions of Subsection 12(e), above, be paid for by Tenant in full, free and clear of liens or encumbrances against the Leased Premises or Landlord, and must be performed in all respects in accordance with law.

Section 13. Maintenance, Repairs, Replacements. Tenant has inspected and is familiar with the condition of the Leased Premises, and Tenant shall take and accept the same “as is,” with no further representations or warranties of any kind with respect to the quality of the Premises or the suitability of the Premises for Tenant’s intended use. Landlord shall be responsible for maintenance, repair and replacement of with respect to the interior and exterior of the Landlord’s Building (structural repairs to the roof, HVAC, electrical service from the connection into Landlord’s Building to the main electrical panels, water and sewer connections, existing plumbing, existing lighting and the existing sprinkler systems and fire extinguisher) at Landlord’s sole expense and not subject to any reimbursement by Tenant. Except as provided herein, Tenant shall perform or cause to be performed regular periodic and preventative maintenance on the machinery and equipment set forth on “General Systems and Equipment” on Exhibit C attached hereto, shall be responsible for light bulb replacement, interior cleaning and janitorial services in the Premises, crane repair and maintenance, sewer back-ups caused by improper disposal, and shall otherwise at all times keep the Leased Premises and the machinery and equipment set forth on Exhibit C clean and in good order and repair, subject to Landlord’s obligations to make repairs and capital improvements as set forth herein. With respect to items listed on Exhibit C, the Tenant or Landlord is designated on Exhibit C as the responsible party. Landlord shall have the right to cause its agents to inspect the Leased Premises in a reasonable manner, upon at least 24 hours’ prior notice, and at all reasonable times to assure that Tenant is complying with its duties to repair and maintain hereunder. Any defect or deficiency noted as a result of such inspection shall be reported to Tenant and, provided such defect or deficiency is Tenant’s responsibility as specified herein, unless the same is corrected and remedied forthwith by Tenant, Landlord shall have the right to correct and remedy the same, at Tenant’s expense, and the costs of doing so shall immediately be paid by Tenant to Landlord, as Additional Rent. Landlord shall be responsible for making major repairs and capital improvements and maintenance as set forth herein. Tenant shall make minor repairs and minor replacements to the interior portions of the Leased Premises and its systems as may be reasonably required to place, keep and maintain the same in good order and state of repair, including repairs to any glass which may become broken (“Minor Repairs”). For the sake of clarity, Minor Repairs shall be all individual repairs costing $500 or under. Neither party shall have any responsibility for maintenance, repair or replacement of the equipment listed under “Dormant Systems and Equipment” on Exhibit C (the “Dormant Equipment). Tenant may at any time utilize the Dormant Equipment but it shall have no obligation to maintain, repair or replace such equipment regardless of such use. Tenant shall be solely responsible for the maintenance, repair and replacement of the equipment listed as “Special to NPS Systems and Equipment” on Exhibit C (the “Special Equipment”). Tenant may, but shall not be obligated to, remove any of the Dormant Equipment or the Special Equipment at the end of the Lease Term. Tenant shall repair any damage caused to the Leased Premises in connection with such removal.

Section 14. Tenant to Comply with Laws, etc. Tenant shall and will at its own cost and expense promptly execute and comply with any and all requirements at any time affecting the Leased Premises imposed by any present or future, foreseen or unforeseen, law, statute, or governmental authority now existing or hereafter created (excluding, however, any violations existing, entered or filed against or noticed with respect to the Leased Premises on or before the Commencement Date), relating to changes or requirements incidental to or the result of any use or occupation of the Premises by Tenant. Tenant shall further so comply with each and every rule, order and requirement of any federal, state, municipal, legislative, executive, judicial or other governmental body, commissioner or officer or of any bureau or department thereof, whether now existing or hereafter created, having jurisdiction over the Leased Premises or any part thereof, or exercising any power relative thereto or to the owners, tenants or occupants thereof.

Section 15. No Waiver. The failure of Landlord to insist in any one or more instances upon the strict performance of any of the terms, covenants, conditions and agreements of this Lease, or to exercise any option herein conferred, shall not be considered as waiving or relinquishing for the future any such terms, covenants or conditions, agreements or options, but the same shall continue and shall remain in full force and effect; and the receipt of any rent or any part thereof, whether the rent be that specifically reserved or that which may become payable under any of the covenants herein contained, and whether the same be received from Tenant or from any one claiming under or through Tenant or otherwise shall not be deemed to operate as a waiver of the rights of Landlord to enforce the payment of rent or charges of any kind previously due or which may thereafter become due, or the right to terminate this Lease and to recover possession of the Premises by summary proceedings or otherwise, as Landlord may deem proper, or to exercise any of the rights or remedies reserved to Landlord hereunder or which Landlord may have at law, in equity or otherwise.

Section 16. Landlord’s Right of Access. Landlord or Landlord’s agents shall have the right to enter the Premises in a reasonable manner during normal business hours following at least twenty-four (24) hours’ prior notice, to examine the same, and to show them to prospective purchasers, mortgagees, or, during the last six (6) months of the Term, lessees. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever, for the care, supervision or repair, of the Leased Premises or any part thereof, other than as herein expressly provided.

Section 17. Priority of Mortgages. This Lease and any assignment or sublet undertaken pursuant to Section 18 hereof shall be and remain subject and subordinate to any existing mortgage and any mortgage or mortgages that may hereafter be placed against the Leased Premises provided the mortgagee provides a subordination, non-disturbance and attornment agreement to the Tenant on commercially reasonable terms and specifically providing that the mortgagee agrees to the release of insurance proceeds in accordance with the terms of Section 19 hereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant will execute estoppel certificates and Subordination and Non-Disturbance Agreements in such reasonable form as may be requested in connection with such mortgages.

Section 18. Assignment, Subletting. Without the prior written consent of Landlord (which consent Landlord shall not unreasonably withhold, condition or delay, due consideration being given to the experience of the proposed assignee or subtenant in the conduct of businesses permitted by this Lease and also to the financial stature of such proposed assignee or subtenant), neither Tenant, nor Tenant’s legal representatives or successors in interest shall assign this Lease, by operation of law or otherwise, or sublet the whole or any part of the Leased Premises. Notwithstanding the foregoing, Tenant may sublet up to 11,000 sq. ft to WEG Electric Corp. or any affiliate thereof without Landlord’s consent. Without limitation, the term “assign” as used herein, shall include: (i) an assignment of a part interest in this Lease or a part interest in the Premises; and (ii) any merger, consolidation, transfer (singly or in combination) of shares or interests constituting more than half of the total shares or interests outstanding or any other transaction the effect of which is directly or indirectly to transfer to any third party the benefits of this Lease, unless the successor would have an equal or greater net worth than Tenant in which case such transfer shall not be included in the term “assign”. Upon thirty day’s written notice to Landlord by Tenant, Landlord shall consent to Tenant’s assignment of its rights under this Lease: (a) to a wholly owned subsidiary of Tenant; or (b) as security in favor of any bank or lending institution to secure any loan or other financial accommodation by such bank or lending institution to Tenant, provided that such assignment shall not encumber, and shall remain subordinate to, the interest of Landlord or Landlord’s mortgagee in the Leased Premises and that such collateral assignment shall be consistent with the terms of this Lease, and provided, further, that Landlord and such mortgagee shall enter into a written agreement to that effect, in form reasonably satisfactory to Landlord.

Section 19. Damage or Destruction. If the Premises are damaged by fire or by any other cause, the following provisions shall apply:

(a)	If the damage is to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed Six Hundred Thousand Dollars and 00/100 ($600,000.00), Landlord may, no later than sixty (60) days following the damage, give Tenant a notice stating that Landlord elects to terminate this Lease. If such notice shall be given: (i) this Lease shall terminate on the third day after the giving of said notice; (ii) Tenant shall surrender possession of the Premises within a reasonable time thereafter; and (iii) all rent shall be apportioned as of the date of such surrender and any rent paid for any period beyond said date shall be repaid to Tenant.

(b)	If the cost of restoration, as reasonably estimated by Landlord, shall amount to less than Six Hundred Thousand Dollars and 00/100 ($600,000.00), or if despite the cost Landlord does not give notice to Tenant of its election to terminate in accordance with Subsection 19(a), above, Landlord shall restore the Premises with reasonable promptness, subject to delays beyond Landlord’s control, and Tenant shall not have the right to terminate this Lease on account of such damage (unless such restoration cannot be completed within ninety (90) days of the date of casualty, in which event Tenant will have the right to terminate this Lease forthwith, by written notice to Landlord).

Landlord need not restore fixtures, improvements or other property of Tenant except when damage is occasioned by gross or willful negligence of Landlord, its agents or contractors.

In any case in which the use of the Premises is affected by any such damage, there shall be either an abatement or a reduction in rent during the period for which the Premises are not reasonably usable for the purposes for which they are leased hereunder, the amount of such abatement or reduction to fairly and appropriately reflect the degree to which Tenant is thereby prevented from using the Premises for such purposes. The words “restoration” and “restore” as used in this Section shall include repairs. In no event shall Tenant be responsible for any expenses associated with any restoration or repairs under this clause.

Section 20. Eminent Domain. If, at any time during the term of this Lease, title to a substantial portion of the Premises (meaning thereby so much as shall render the remaining portion substantially unusable by the Tenant for the purposes set forth in Section 3) shall be taken by exercise of the right to condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such right (all such proceedings being collectively referred to as a “Taking”), this Lease shall terminate and expire on the date of such Taking and rent shall be apportioned and paid to the date of such Taking. Except as expressly set forth below, any award for the value of the Premises, land, buildings and improvements, and loss of rent from Tenant, shall belong to Landlord, and Tenant shall not be entitled to share in any such award. To the extent such compensation award or recovery to Tenant does not diminish the amount of the compensation award or recovery otherwise awardable to Landlord, Tenant shall have the right to claim and recover from the condemning authority, but not from the Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any and all damage to Tenant’s business by reason of any condemnation, for and on account of any cost or loss to which Tenant might be put in relocating its business or removing Tenant’s merchandise, furniture, fixtures and equipment from the Premises, for any cost or loss to Tenant’s improvements, or for loss of the value, if any, of Tenant’s leasehold interest at the time of the Taking.

If the title to less than a “substantial portion” of the Premises shall be taken in condemnation so that the business conducted on said Premises can be continued without material diminution, this Lease shall continue in full force and effect. If the Taking does not amount to a substantial portion but does materially adversely affect the Tenant’s ability to conduct its business, the rent from and after the date of the vesting of title in the condemnor shall be equitably adjusted to reflect the diminished value of the Premises to the Tenant as a direct result of the condemnation.

Section 21. Indemnity. Tenant shall indemnify and save harmless Landlord from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of every kind and nature, including Landlord’s costs and reasonable attorneys’ fees, suffered or incurred as a result of any breach by Tenant, its agents, servants, employees, visitors or licensees of any covenant or condition of this Lease, or as a result of Tenant’s use or occupancy of the Leased Premises, or the carelessness, negligence or improper conduct of Tenant, its agents, servants, employees, visitors or licensees; provided, however, that it is understood and agreed that the obligations of Tenant hereunder shall not extend to the gross negligence or willful misconduct of Landlord, its employees, agents or representatives.

Landlord shall indemnify and save harmless Tenant from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and causes of action of every kind and nature, including Tenant’s costs and reasonable attorneys’ fees, suffered or incurred as a result of any breach by Landlord, its agents, servants, employees, visitors or licensees of any covenant or condition of this Lease, or as a result of Landlord’s fulfillment of its obligations under this Lease, or the carelessness, negligence or improper conduct of Landlord, its agents, servants, employees, visitors or licensees; provided, however, that it is understood and agreed that the obligations of Landlord hereunder shall not extend to the gross negligence or willful misconduct of Tenant, its employees, agents or representatives.

Section 22. Events of Default, Remedies, Damages.

(a)        Each of the following shall constitute an Event of Default:

(i)	Tenant shall fail to pay when and as due any Minimum Rent or Additional Rent payable under this Lease, and such default shall continue for a period of ten (10) business days after written notice of such default from Landlord to Tenant; or

(ii)	Tenant shall fail to perform or comply with any of the agreements, terms, covenants or conditions in this Lease, other than those referred to in Subsection 22(a)(i), for a period of thirty (30) days after notice from Landlord to Tenant specifying the items in default, or in the case of a default or contingency which cannot with due diligence be cured within said thirty (30) day period, Tenant shall fail to commence within said thirty (30) day period the steps necessary to cure the same and thereafter to prosecute the curing of such default with due diligence (it being understood that the time of Tenant within which to cure shall be extended for such period as may be necessary to complete the same with all due diligence); or

(iii)	Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or a receiver or trustee shall be appointed of all or substantially all of the property of Tenant or Tenant shall make any assignment for the benefit of Tenant’s creditors, or Tenant shall vacate the Premises.

(b)	For so long as an Event of Default shall exist and be continuing, Landlord may give written notice to Tenant specifying the Event of Default and stating that Tenant’s rights to the possession, use and occupancy of the Premises under this Lease shall expire and terminate on the date specified in such notice, which date shall be at least ten (10) days after the giving of notice, and upon the date so specified, all rights of Tenant under this Lease shall so expire and terminate.

(c)	Upon termination of Tenant’s rights to possession, use and occupancy of the Premises under this Lease in accordance with the provisions of Subsection 22(b), above, Landlord shall by prompt written notice to Tenant elect to receive from Tenant either the damages specified below in Subsection 22(c)(i) or Subsection 22(c)(ii).

(i)	Tenant shall pay Landlord an amount equal to: (x) any Minimum Rent, Additional Rent and any damages which shall have been due or sustained prior to such termination, all reasonable costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord in pursuit of its remedies hereunder; plus an additional amount equal to (y) the present worth (as of the date of such termination) of the Minimum Rent and Additional Rent which, but for such termination of this Lease, would have become due during the remainder of the term as then constituted; less (z) the fair rental value of the Premises as of the date of such termination, as reasonably determined by an independent real estate appraiser selected by Landlord. Such damages shall be payable to Landlord in one lump sum on demand and shall bear interest at the rate set forth below in Section 31 until paid. For purposes of this clause, “present worth” shall be computed by discounting such Minimum Rent and Additional Rent to present worth at a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank of Boston; or

(ii)	Tenant shall pay Landlord an amount equal to: (x) any Minimum Rent, Additional Rent and any damages which shall have been due or sustained prior to such termination, all reasonable costs, fees and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Landlord in pursuit of its remedies hereunder or in thereafter renting the Premises to others from time to time (which costs may include preparing the Premises for re-letting and of re-letting the Premises); plus (y) an amount equal to the Minimum Rent and Additional Rent which, but for such termination would have become due during the remainder of the term as then constituted, less the amount of Minimum Rent and Additional Rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any Additional Rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord). Any payments due under clause (x) of this Subsection 22(c)(ii) shall be immediately due and payable. Payments due under clause (y) of this Subsection 22(c)(ii) shall be due and payable in monthly installments, in advance, on the first day of each calendar month following termination of this Lease and continuing until the date on which the term would have expired but for such termination, provided, however, that in the event Tenant fails to pay such installments as and when due then the entire amount of such installments shall become immediately due and payable in full, discounted to present value as provided in Subsection 22(c)(i) above, at the option of Landlord.

The failure by Landlord to provide such notice shall constitute an election by Landlord to receive the damages specified in Subsection 22(c)(ii).

Upon any termination of this Lease, Tenant shall immediately vacate the Premises and surrender the same to Landlord in the same condition as received, reasonable wear and tear excepted. In the event Tenant fails to so vacate and surrender the premises, Tenant shall pay all costs reasonably incurred by Landlord in requiring Tenant to vacate, including reasonable attorneys’ fees and disbursements and, further, will pay Landlord a daily occupancy charge equal to one hundred twenty-five percent (125%) of the average daily rental payable by Tenant during the most recent Lease year until Tenant vacates the Premises as provided in the terms of this Lease. Tenant expressly agrees that, for so long as any Event of Default shall exist and be continuing, Landlord shall have the right to immediately regain possession of the Premises and to exclude Tenant from further use, occupancy and enjoyment thereof, and Tenant waives any and all claims which it may have against Landlord, regardless of when the same arise, on account of such regaining of possession by Landlord or such exclusion. Upon the termination of this Lease, Tenant will remove all goods and effects not the property of Landlord, at Tenant’s expense. Any damage thereby caused to the Premises shall be promptly repaired by Tenant, at Tenant’s expense. At Landlord’s option, any goods and effects not so removed shall be deemed abandoned by Tenant and thereupon shall become the sole property of Landlord. In the event Tenant shall fail or refuse to vacate the Premises without breach of the peace after termination, Landlord may obtain a court order for the payment of rent into court in accordance with the terms of 12 V.S.A. § 4853a. Landlord shall also have all other rights and remedies as may be available under applicable law at the time of the occurrence of the Event of Default.

Section 23. Signs. Tenant shall not install or display any sign, logo or advertising medium on the outside of the Premises or any other portion of Landlord’s property unless Landlord shall have given its prior consent to the sign, display or advertising medium, which consent shall not be unreasonably withheld or delayed, and Tenant shall have obtained from such others including government authorities and agencies with or claiming jurisdiction over the Premises all necessary permits and approvals for the proposed sign, display or advertising medium. Subject to any required governmental approvals, Landlord hereby consents to all existing signage.

Section 24. Broker Commissions. The parties hereto warrant and represent to each other that they have no knowledge of any real estate broker or agent to whom a commission may be payable as a result of this transaction or any such knowledge of any other finder’s fees or commissions related thereto. Each party agrees to indemnify and hold harmless the other for all claims or demands of any real estate agent or broker claiming by, through, or under such party. This indemnification shall also include payment of costs and attorneys’ fees incurred by a party in defense of a claim for such real estate commissions or fees.

Section 25. Environmental Covenants. Tenant shall comply with all environmental laws, rules, regulations, statutes and ordinances, including, without limitation, those applicable to “hazardous substances.” Tenant shall unconditionally, absolutely and irrevocably agree to indemnify, defend and hold harmless Landlord and its officers, employees, agents, and contractors, from and against and to pay in full on demand by Landlord all loss, cost and expense (including, without limitation, attorneys’ fees and disbursements and fees of other professionals advising Landlord) of whatever nature suffered or incurred by Landlord on account of the existence on the Leased Premises, or the release or discharge from the Leased Premises, of hazardous substances caused by Tenant or its employees, agents, licensees and subcontractors, including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or the institution of any action by any party against Tenant, Landlord or the Leased Premises based upon nuisance, negligence or other tort theory alleging liability due to the improper generation, storage, disposal, removal, transportation or treatment of hazardous substances by Tenant or its employees, agents, licensees and subcontractors, or the imposition of a lien on any part of the Leased Premises under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq., as amended (“CERCLA”), and the Vermont Waste Management Statutes, Vt. Stat. Ann. Title 10, Ch. 159, or any other laws pursuant to which a lien or liability may be imposed on Landlord due to the existence of hazardous substances by Tenant or its employees, agents, licensees and subcontractors. As Tenant occupied the Property as owner of the Property prior to the Commencement Date, Landlord shall not be required to indemnify, defend and hold harmless Tenant from and against any damages related to or arising from the presence of hazardous substances on the Property prior to the Commencement Date.

Section 26. Lease Not to be Recorded. If this Lease shall be recorded by or on behalf of Tenant, except at the express request of Landlord, at the option of Landlord, it thereupon shall be and become null, void and of no further force or effect, and all rights of Tenant hereunder shall cease; provided, however, that the parties expressly agree that a notice of lease setting forth the names of the parties, a description of the Leased Premises, and the lease term, and in form compliant with 27 V.S.A. §341(c) and otherwise mutually agreeable to Landlord and Tenant and signed by both of them, may be recorded by either Landlord or Tenant, and each party agrees to execute such a notice of lease upon the request of the other.

Section 27. Quiet Enjoyment. Landlord covenants that the said Tenant, on paying all rent required to be paid by Tenant, and observing and performing all covenants and undertakings by Tenant to be performed hereunder, shall and may peaceably have and enjoy said Premises for the term aforesaid in accordance with the terms of this Lease.

Section 28. Notices. Any notice or other communication to be given hereunder shall be in writing and mailed or telecopied to such party at the address or number set forth below:

If to Landlord:	Malone Properties, Inc.
c/o Patrick Malone
122 Gallison Hill Road
Montpelier, VT 05602
Telephone (802) 229-5747
Telecopier (802) 223-9023
Email: patrick@together.net

With a copy to:	Robert H. Rushford, Esq.
Gravel & Shea PC
76 St. Paul Street, 7th Floor
P. O. Box 369
Burlington, VT 05402-0369
Telephone (802) 658-0220
Telecopier (802) 658-1456
Email: rrushford@gravelshea.com

If to Tenant:	Northern Power Systems, Inc.
29 Pitman Road
Barre, VT 05641
Attn: Thomas Hirschfeld
Telephone (802) 498-7695
Telecopier (802) 461-2998
Email: thirschfeld@northernpower.com

With a copy to:	Northern Power Systems, Inc.
80 Blanchard Road
Burlington, MA 01803
Attn: General Counsel
Telephone (617) 208-4466
Email: wstlawrence@northernpower.com

or to such other person, address or number as the party entitled to such notice or communication shall have specified by notice to the other party given in accordance with the provisions of this Section. Any such notice or other communication shall be deemed given: (i) if mailed, three (3) days after being deposited in the mail, properly addressed and sent certified mail, return receipt requested and with postage prepaid; or (ii) if sent by overnight courier, one (1) business day after being deposited with the overnight courier for next business day delivery and properly addressed.

Section 29. Disclaimer for Security. Tenant acknowledges that neither Landlord’s Building nor the Premises are furnished with a security system and Tenant if it so desires, shall be responsible, at its own cost and expense, for installing a security system and or other security measures for the protection of the Premises and Tenant’s personal property stored therein. The Landlord shall not be held liable for any loss or damage to Tenant’s personal property, fixtures or fit-up by reason of failure to provide adequate security or ineffectiveness of security measures undertaken. Tenant acknowledges that the Landlord is not an insurer and Tenant assumes all risk of loss to its personal property, fixtures and fit-up, and further acknowledge that neither the Landlord nor its agents have made any representation or warranty, nor has Tenant relied upon any representation or warranty, express or implied, including any warranty of merchantability or fitness for any particular purpose relative to any security measures recommended or undertaken.

Section 30. Waiver of Rule of Construction. The parties waive the benefit of any rule that this Lease is to be construed strictly against one party or the other.

Section 31. Delinquent Rent and Additional Rent. If Tenant shall fail to pay any Minimum Rent or any Additional Rent within ten (10) business days of when the same is due and payable hereunder, the unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of 1-1/2% per month; provided, however, that if such rate is higher than the maximum rate of interest allowed under applicable law, the interest payable hereunder shall be the maximum rate allowed.

Section 32. Holding Over. Any holding over after the expiration of the term hereof shall be construed to be a tenancy from day to day only, at the rate of one hundred twenty-five percent (125%) of the rent in effect immediately prior to such expiration (prorated on a daily basis) and otherwise on the terms and conditions herein specified so far as applicable.

Section 33. Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder, by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond its control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 34. Successors and Assigns. All the terms and conditions of this Lease shall be binding upon and shall inure to the benefit of the legal representatives, successors and permitted assigns of the parties hereto. The term “Landlord” means only the owner of the Leased Premises for the time, and upon any transfer of title to the Leased Premises, the transferor shall automatically be relieved of all further liability under this Lease, and the transferee shall automatically be and become responsible for all obligations of Landlord hereunder.

Section 35. Termination. On the termination date of the Term, Tenant shall: (a) immediately vacate the Premises and surrender the same to Landlord; (b) repair all damage to the Premises and the fixtures and personal property of Landlord located on the Premises caused by Tenant’s removal of its furniture and trade fixtures; and (c) at the option of Landlord either: (i) abandon all improvements, alterations and modifications made by Tenant to the Leased Premises prior to the date of termination, in which event such improvements, alterations and modifications shall be and become, without further action on the part of Tenant, the property of Landlord, free and clear of all claims by Tenant and any person claiming by, through or under Tenant; or (ii) remove said improvements, alterations and modifications and restore the Premises to the same condition which existed on the Commencement Date, reasonable wear and tear excepted.

Each party’s obligation to indemnify the other under Section 21 and Tenant’s Environmental Covenants under Section 25 shall survive the termination or expiration of this Lease.

Section 36. Landlord Not Personally Liable. If Landlord or any successor in interest of Landlord is a mortgagee, or an individual, joint venture, tenancy in common, corporation, limited liability company, firm or partnership, general or limited, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of such mortgagee or such individual or on the part of the members of such corporation, limited liability company, firm, partnership or joint venture with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord or such successor in interest in the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord or by Landlord’s successor of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

Section 37. Authorization and Binding Effect of Agreement. The execution, delivery and performance of this Lease and each other document or instrument required to be delivered pursuant hereto by the Tenant and the Landlord have been duly authorized by their respective Boards of Directors and by their respective shareholders, and this Lease and each other document or instrument required to be delivered pursuant hereto is the legal, valid and binding obligation of the Tenant and the Landlord and is enforceable against the Tenant and the Landlord in accordance with its respective terms; subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of the rights of creditors generally.

Section 38. Entire Agreement, Applicable Law. This Lease with any exhibits and riders attached hereto contains the entire agreement of the parties and no representations, inducements, promises or agreements not embodied herein shall be of any force or effect, unless the same are in writing and signed by or on behalf of the party to be charged. The captions of particular Sections are inserted as a matter of convenience only and are in no way to affect or define the scope or intent of this Lease or any provision thereof. This Lease shall be governed by and interpreted in accordance with the laws of the State of Vermont.

Section 39. No Option. Submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon execution and delivery of this Lease by Landlord and Tenant.

Section 40. Counterparts. This Lease may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 41. Captions. The captions and section numbers appearing in this Lease are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of such sections, nor in any way affect this Lease or have any substantive effect.

Section 42. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Vermont, without giving effect to such jurisdiction’s principles of conflict of laws.

Section 43. Personal Property. Tenant is solely responsible for all personal property placed upon the Premises during the term of this Lease, which responsibility includes, by way of illustration and not by way of limitation, payment of all taxes and fees assessed against such personal property and insurance for all personal property. Further, at the expiration or earlier termination of this Lease, Tenant shall remove its personal property from the Premises exercising due care not to damage the Premises by such removal. Tenant shall repair any and all damage done to the Premises by the removal of said personal property.

Section 44. Waiver of Subrogation. All policies of insurance required by the terms of this Lease to be carried by Tenant or Landlord shall include a waiver by the insurer of all right of subrogation against the other party in connection with any loss or damage thereby insured against and neither party, nor their agents, employees or guests, shall be liable for loss or damage caused by any risk covered within the scope of such insurance, provided such policies shall be obtainable. If such policies shall not be obtainable or shall be obtainable only at a premium over that chargeable without such waiver, that party shall notify the other party thereof, and the other party shall have ten (10) days thereafter either: (a) to procure such insurance in companies reasonably satisfactory to the party to be insured; or (b) to agree to pay such additional premium. If neither (a) nor (b) are done, this Section shall have no effect during such time as such policies shall not be obtainable or the party to be insured shall refuse to pay the additional premium.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties, as evidenced by the signatures of their duly authorized agents, do hereby execute this Lease as of the 22nd day of June, 2017.

MALONE 29 PITMAN ROAD PROPERTIES, LLC

By:	/s/Patrick Malone
Name:	Patrick Malone
Duly Authorized Agent

NORTHERN POWER SYSTEMS, INC.

By:	/s/William St. Lawrence
Name:	VP / General Counsel
Title:	VP/General Counsel /Duly Authorized Agent

Exhibit A

DESCRIPTION OF THE PROPERTY

Being all and the same lands and premises conveyed to Malone 29 Pitman Road Properties, LLC by Warranty Deed of Northern Power Systems, Inc., dated June 19, 2014 and recorded in the Town of Barre Land Records, and being more particularly described therein as follows:

Being all and the same lands and premises conveyed to CB Wind Acquisition Corp. (n/k/a Northern Power Systems, Inc.) by Special Warranty Deed from Northern Power Systems, Inc. dated August 15, 2008 and recorded in Volume 234 at Page 379 of the Town of Barre land records (the “Land Records”).

Being all and the same lands and premises conveyed to Northern Power Systems, Inc. (which subsequently changed its name to NPS Liquidating, Inc.) by Warranty Deed from Bombardier Mass Transit Corporation dated October 6, 2005 and recorded in Volume 212 at Page 481 of the Land Records, and being more particularly described therein as follows:

“Parcel One

Being all and the same lands and premises, together with all improvements now thereon located, conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated April 4, 2001 and recorded on April 1, 2003 in Book 184 at Pages 74-75 of the Town of Barre Land Records.

Also being all and the same land and premises, together with all improvements now thereon located, conveyed to Central Vermont Economic Development Corporation by Warranty Deed of Barre Area Development, Inc. dated March 5, 1981, and recorded in Book 82, Page 492 of the Town of Barre Land Records.

Being two certain parcels of land located on the northeasterly side of Websterville Road, so-called, in Wilson Industrial Park and referenced as ‘First Piece’ and ‘Second Piece’ in the above-referenced deed, containing 8.8 acres ± and 2.7 acres ±, respectively, and shown as Phase 1 and Phase 1-A on a certain plan entitled ‘Wilson Industrial Park, Websterville Road, Barre Town, Vermont’, prepared by Wayne D. Lawrence, RE., dated December, 1980, and recorded in the Town of Barre Land Records.

Parcel Two

Being all and the same lands and premises conveyed to Bombardier Mass Transit Corporation by Warranty Deed of Central Vermont Economic Development Corporation dated October 5, 2005 and recorded in Volume 212 at Page 476 of the Town of Barre Land Records.

Also shown as Lot # 6-33-2 on a plan entitled “Plat of Lands of Northern Power” dated October 5, 2005 and prepared by Dufresne & Associates, PC (the ‘Plan’).

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

Parcel Three

Being all and the same lands and premises conveyed to Bombardier Transit Corporation, now known as Bombardier Mass Transit Corporation, by Warranty Deed of Bombardier Corporation dated December 19, 1996 and recorded in Volume 145 at Page 530 of the Town of Barre Land Records, and being all and the same lands and premises conveyed to Bombardier Corporation by Warranty Deed of Barre Area Development, Inc. dated April 29, 1993 and recorded in Volume 133 at Page 469 of the Town of Barre Land Records.

Also shown as Lot # 6-34 on the Plan.

In order to comply with applicable state rules concerning potable water supplies and wastewater systems, a person shall not construct or erect any structure or building on the lot of land described in this deed if the use or useful occupancy of that structure or building will require the installation of or connection to a potable water supply or wastewater system, without first complying with the applicable rules and obtaining any required permit. Any person who owns this property acknowledges that this lot may not be able to meet state standards for a potable water supply or wastewater system and therefore this lot may not be able to be improved.

The herein-conveyed lands Parcels One, Two, and Three are subject to the provisions of Declaration of Protective Covenants dated July 28, 1976, recorded in Book 70, Pages 312-316 of the Town of Barre Land Records, to sewer line easements as shown on said plan, and to all easements, restrictions and rights-of-way, if any, of prior record or shown on the plats and plans recorded in the Town of Barre Land Records and all State and municipal permits of record or on file with the appropriate State or municipal office and provisions of municipal ordinances, public laws and special acts provided, however, that nothing in this paragraph shall reinstate any easements, restrictions or rights-of-way extinguished by the Marketable Record Title Act.

The property described herein is conveyed subject to an Easement Deed from Northern Power Systems, Inc. to Bombardier Mass Transit Corporation dated October 6, 2005, providing for access to Lot 6-33-3, as shown on the Plan, and to be recorded in the Town of Barre Land Records.”

ALSO CONVEYED HEREWITH are all of those lands and premises conveyed to Northern Power Systems, Inc. (f/k/a CB Wind Acquisition Corp.) by Warranty Deed of Central Vermont Economic Development Corporation dated May 20, 2014 and recorded in Volume 274, Page 793 of the Land Records and being more particularly described therein as follows:

“Being all and the same land and premises conveyed to Central Vermont Economic Development Corporation by Quitclaim Deed of the Town of Barre dated March 5, 1981 and recorded in Volume 82, Page 486 of the Town of Barre land records (the ‘Land Records’), and described therein as follows:

“Beginning at a point in the northwesterly line of a public road or street serving the so-called Wilson Industrial Park, which point is located 135 feet northeasterly from the southeasterly corner of property now or formerly of Central Vermont Economic Development Corp., as measured along a bearing of N 62°42’57” E; thence proceeding N 28°53’05” W a distance of 418.22 feet to a point; thence proceeding in a curve to the right having a radius of 200 feet a distance of 162.23 feet to a point; thence turning to the right and proceeding N 62°42’57” E a distance of 35.17 feet to a point; thence proceeding in a curve to the left having a radius of 200 feet a distance of 101.24 feet to a point; thence turning sharply to the right and proceeding S 33°42’36” W a distance of 72.21 feet to a point; thence proceeding in a curve to the left having a radius of 150 feet a distance of 163.87 feet to a point; thence proceeding S 28°53’05” E a distance of 419.62 feet to a point in the northwesterly line of the above-mentioned public road or street; thence turning to the right and proceeding S 62°42’57” W along said northwesterly line of said road or street a distance of 50.02 feet to the point and place of beginning.

Said land and premises contain 0.7 acres, more or less, and are shown and depicted as “Roadway (Barre Town) to be abandoned” on a certain map or plan entitled “Wilson Industrial Park Websterville Road Barre Town, Vermont” prepared by Wayne D. Lawrence, Professional Engineer, dated December, 1980, recorded or to be recorded in the Town of Barre Land Records.

Said premises are or may be subject to a Declaration of Protective Covenants dated July 28, 1976, and recorded in the Barre Land Records in Volume 70 at Pages 312-316, and are subject to a sanitary sewer easement as shown on the above referenced map or plan.

Also conveyed herewith is a portion of the lands and premises discontinued by the Town of Barre as a town highway pursuant to that certain Findings of Fact and Order issued by the Town of Barre Selectmen dated May 13, 1986 and recorded in Volume 100, Page 278 of the Land Records, which parcel being conveyed hereby is described therein as follows:

‘…(c) To Central Vermont Economic Development Corporation:

A strip of land 50 feet in width and 409.93 feet in length, more or less, and bisecting lot 8 of Central Vermont Economic Development Corporation. Said parcel of land presently constitutes that portion of Pitman Road (Town Highway 186) from the generally northerly boundary of lots 2 and 7 of Barre Area Development Corporation to the generally southerly boundary line of lands of the Washington County Railroad Corporation per the referred to survey.

Excepting and reserving to the grantor herein, its successors and assigns, a 30 foot wide water line easement (15 feet either side of the centerline of the existing pipeline) as said pipeline passes through the lands and premises above-conveyed.

Also excepting to the grantor herein, its successors and assigns, the right to enter the lands of the grantees, its successors and assigns, to repair, relay and maintain said pipeline as necessary.

Reference may be had to a survey entitled ‘Subdivision Plan for Wilson Industrial Park’, dated December, 1985 by DuBois & King, Inc., Drawing No. S-324…’”

Reference is hereby made to the above-mentioned instruments, the records thereof and the references therein contained in further aid of this description.

Reference is hereby made to that Certificate of Name Change of Northern Power Systems, Inc. (f/k/a CB Wind Acquisition Corp.) dated June ___, 2014 and to be recorded on or about of even date herewith.

The Property may be subject to the following:

1.       all legally enforceable utility easements of record to the extent not otherwise extinguished by the Vermont Marketable Record Title Act (27 V.S.A. §§ 601-604);

2.       rights of the public and others legally entitled thereto in any portion of the Property lying within the boundaries of a public road, way, street, trail, or alley to the extent not otherwise extinguished by the Vermont Marketable Record Title Act (27 V.S.A. §§ 601-604);

3.       Waterline easement from Barre Area Development, Inc. to the Town of Barre dated November 2, 1976 and recorded in Book 71, Page 157-159, as shown on a plan by Wayne D. Lawrence entitled “Wilson Industrial Park, Websterville Road, Barre Town, Vermont” dated January 1981 and recorded in Map Slide 56 of the Land Records;

4.       Easement from Central Vermont Economic Development Corporation to New England Telephone and Telegraph Company dated September 23, 1993 and recorded in Volume 135, Page 688 of the Land Records;

5.       Drainage easement from George Thurston to Barre Town School District dated March 1, 1965 and recorded in Volume 44, Page 242 of the Land Records;

6.       Declaration of Protective Covenants of Wilson Industrial Park dated July 28, 1976 and recorded in Volume 70, Page 312 of the Land Records;

7.       Memorandum of Notice of Permit dated April 22, 2005 and recorded in Volume 207, Page 580 of the Land Records;

8.       State of Vermont Land Use Permit 5W0631 issued January 8, 1981, as amended by Administrative Amendment 5W0631-A issued May 27, 2014 and recorded in Volume 274, Page 866 of the Land Records;

9.       State of Vermont Department of Environmental Conservation Authorization to Discharge under General Permit 3-9010, Permit No. 3686-9010.R, dated February 14, 2013, as amended, and recorded in Volume 266, Page 932 of the Land Records;

10.        Thirty foot wide sewer easement to the Town of Barre along Pitman Road, as shown on a survey entitled “Plat of Lands of Northern Power, Websterville Road, Town of Barre, Vermont” prepared by Dufresne & Associates, PC bearing project number 515025, recorded in Map Slide 370 of the Land Records;

11. State of Vermont Land Use Permit 5W0308, as amended;

12.       Water line easement described in the deed recorded in Volume 105, Page 248 of the Land Records;

13.       Wastewater System and Potable Water Supply Permit #WW-5-3463 issued to Northern Power Systems and recorded in Volume 213, Page 431 of the Land Records;

14.       Certificate of Compliance recorded in Volume 225, Page 1031 of the Land Records; and

15.       Easement from Northern Power Systems to Bombardier Mass Transit Corporation dated October 6, 2005 and recorded in Volume 212, Page 488 of the Land Records.

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Exhibit B

PLANS OF THE PREMISES

Exhibit C

GENERAL SYSTEMS & EQUIPMENT, DORMANT SYSTEMS AND EQUIPMENT AND NPS SPECIAL SYSTEMS AND EQUIPMENT